EXHIBIT (c)(2)


--------------------------------------------------------------------------------




                                  CONFIDENTIAL

                                FAIRNESS OPINION


                            PREPARED EXCLUSIVELY FOR


                             THE BOARD OF DIRECTORS


                                  FIRECOM, INC.




--------------------------------------------------------------------------------


                             BURNHAM SECURITIES INC.

                                  APRIL 3, 2001

                                                           RICHARD LEWISOHN, III
                                                        SENIOR MANAGING DIRECTOR

                                                                     CALVIN CHIN
                                                                       ASSOCIATE

                                                              ROBERT GERSTENFELD
                                                                       ASSOCIATE

BURNHAM SECURITIES - CONFIDENTIAL


                                TABLE OF CONTENTS


TAB                                                                 PAGE NUMBER
---                                                                 -----------

1.   SUMMARY                                                             3

          COMPANY OVERVIEW

2.   VALUATION ANALYSIS                                                  6

          PREFACE                                                        6

          METHODOLOGY

          MARKET MULTIPLE ANALYSIS                                       6
          STOCK BUY-BACK MULTIPLE                                        7
          DISCOUNTED CASH FLOW                                           7
          COMPARABLE TRANSACTIONS MULTIPLE                               8

3.   VALUATION ESTIMATES                                                 9

4.   MARKET MULTIPLE                                                     10

     DESCRIPTION OF COMPARABLE COMPANIES                                 11
     COMPANY PROFILES

5.   STOCK BUY-BACK MULTIPLE                                             12

6.   DISCOUNTED CASH FLOW                                                13

7.   COMPARABLE TRANSACTIONS MULTIPLE                                    14

8.   VALUATION SUMMARY                                                   16

9.   KEY CONSIDERATIONS AND CONCLUSION                                   17

EXHIBITS
--------
A.   STOCK CHARTS AND TRADING HISTORY

B.   4/30/00 ANNUAL REPORT

C.   COMPANY 10-Q FOR THE QUARTER ENDING JANUARY 31, 2001

D.   COMPANY'S BUDGET AND BACKLOG FOR 4/30/01

E.   LETTER OF ENGAGEMENT

F.   FAIRNESS OPINION


                                       2
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BURNHAM SECURITIES - CONFIDENTIAL

                                     SUMMARY

As of February 8, 2001, Burnham Securities Inc. ("Burnham") was engaged by the Independent Committee of the Board of Directors ("Independent Committee") of Firecom, Inc. ("Firecom" or the "Company") to render a fairness opinion with regard to the offer (Company's 8-K filed on January 25, 2001) by the Company's Chairman and CEO, Paul Mendez and affiliates ("Purchaser") to purchase for cash all of the outstanding shares of Firecom not presently owned by Purchaser ("Proposed Transaction").

Firecom can trace its origin to 1963. In 1991, control of the Company was assumed by Paul Mendez through a proxy contest. Presently, Firecom is a leading New York City provider of fire safety and service systems to commercial (primarily office) buildings. The Company also has modest presences in Chicago, Detroit, Los Angeles, San Francisco and southern Florida.

The commercial fire safety and service industry is highly competitive and, to a great extent, centralized. In addition to Firecom's "Life Safety Net 2000" system, Underwriter's Laboratory ("UL") has approved systems manufactured by Simplex Time Recorder Co. (recently acquired by Tyco International), Notifier (owned by Honeywell, which is being acquired by GE), Pyrotronics (a subsidiary of Siemens AG), and Edwards Systems Technology (owned by General Signal). Furthermore, each of these competitors has hundreds of distributors nationwide through which their respective systems are sold. Firecom has, to date, been unsuccessful in establishing a network of distributors, which has tended to limit the Company's presence in all geographic locations except New York City. In New York, the Company has relied on its close relationships with building owners and managing agents to secure and maintain business. The owners and agents, with whom Firecom and others have relationships, direct their electrical contractors to negotiate fire alarm contracts with vendors, such as Firecom.

Firecom executives, with whom we spoke, stated that there are few, if any, factors to differentiate one competitive product from another. All have to meet stringent fire code and UL standards, thus limiting meaningful innovation. Systems, for the most part, are sold at cost and service revenues are tightly negotiated by owners and agents. Profitability is a function of prices charged to tenants who move into buildings and are required to "hook up" to a building's central system. Recently, a trend seems to be occurring wherein the larger vendors owned by Tyco, GE, and Siemens are taking equity positions in new construction. They are contracting with the builders to provide a cafeteria of products for the building that may include: boilers, elevators, cleaning services and fire protection systems. This trend has already impacted Firecom in at least one instance that we know.

Firecom marketing literature alludes to 300 NYC buildings that contain its alarm system. The NYC market, we were told, is comprised of thirty alarm companies, most of which are distributors for the four competitors highlighted earlier. Despite its modest presence in four other markets and management's desire to expand elsewhere, New York City (Manhattan, in particular) accounts for almost 90% of Firecom's business.

Historically, Firecom's business has been profitable and, we suspect, serves as testimony to the commitment and focus of senior management. As a small business, Firecom has not been immune from the vicissitudes of competing in a large


                                       3
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BURNHAM SECURITIES - CONFIDENTIAL

marketplace, the complexities of regulatory compliance, the nuances of biennial union negotiations (Local 3, IBEW), the lack of leverage with whimsical commercial bankers and the efforts and expense of maintaining a public persona while appearing to be a private, closely held entity.

                                FINANCIAL SUMMARY

The Company's 10Q for the nine month's ended 1/31/01, reflected revenues of $15.4 million as compared with $14.2 million for the identical 1999 period. The 9% increase was a function of increased product sales. At the same time, gross profit margins declined slightly and operating income diminished by 11% to $1,120,000 due to non-cash charges relating to recognitions associated with Firecom's stock option programs. The Company's consolidated balance sheet revealed a liquid condition with $8.2 million of working capital, all of which was comprised of quick assets (cash: $4.4 million and net accounts receivable:
$3.9 million). As of 1/31/01, Firecom's tangible net worth was $8.1 million ($0.75 per share). This number does not include the off-balance sheet value of the Company's Woodside, NY real estate (appraised at $850,000, or $0.08 per share, in 1999) nor the accounting for "in the money" stock options that we presume will be exercised prior to the closing of the Proposed Transaction.

Other than the retention of earnings, there were no discernable differences between the 1/31/01 consolidated balance sheet and the one audited as of 4/30/00. Revenues for the most recent fiscal year were $19.3 million versus $17.4 million in 1999. Gross profit margins on these revenues were 42% compared with 38%, respectively. The higher percentage in 2000 was a function of Firecom's revenue mix containing higher service revenues that produce higher profit percentages than product sales.

The Company provided us with confidential backlog data as of 1/31/01. This data reveals a backlog of $3.3 million currently, compared with $2.0 million a year ago. This information supports management's internal projections for year-end (4/30/01) consolidated sales of $21.8 million, net operating income of $2.0 million and net earnings of $0.6 million ($.05 per share), reflecting a fourth quarter reserve for product liability.


In undertaking our analysis as to the fairness of the Proposed Transaction, we relied on traditional valuation techniques. These include analyzing and reviewing:

     1.   publicly available information concerning Firecom;
     2. financial and operating information with respect to the business, operations and prospects of Firecom;
     3. current financial conditions, budgets and backlog provided by the management of Firecom;
     4.   the 8-K, filed 1/25/01;
     5. drafts of the Merger Agreement and certain related documents as they became available;
     6. the relative financial comparisons between Firecom and other public companies that we deemed comparable;


                                       4
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BURNHAM SECURITIES - CONFIDENTIAL

     7. comparable transactions concluded during the past two years as reported by reliable information services;
     8. two acquisitions closed by Firecom of companies located in Minneapolis and San Francisco, respectively;
     9. our discussions with the management of Firecom at the Company's headquarters in Woodside, NY;
     10. a 1999 Limited Appraisal in narrative summary format of the Company's Fee Simple Estate at 39-27 59th Street, Woodside, N.Y.;
     11. the financial models and independently prepared Fairness Opinions used by Firecom to negotiate the repurchase of three blocks of stock from third parties in 1995, `97, and `98 respectively; and
     12.  the historical trading history of the common stock of Firecom.


                                       5
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BURNHAM SECURITIES - CONFIDENTIAL

                               VALUATION ANALYSIS

PREFACE

The following analyses are based, in part, upon information provided to us by the management of Firecom. Certain other information regarding comparable companies has been obtained through publicly available databases. We have reviewed management's budgets without adjustments and have relied upon such budgets without independent verification. We believe that management's view of its business is realistic, presuming that its assumptions come to pass. Our valuation is based upon economic, market and financial information available as of the date of our fairness opinion.

METHODOLOGY

The following is a brief description of the methods used to estimate the range of fairness of the consideration to be received by the shareholders of Firecom in the Proposed Transaction.

1.  MARKET MULTIPLE ANALYSIS

This method utilizes certain market information from selected companies that possess comparable businesses characteristics, including sales levels, growth prospects and overall profit margins.

Based on generally accepted measures of value in the public equity markets, the following market valuation parameters were considered:

     o    Price to Sales
     o    Enterprise Value to EBITDA
     o    Price to Earnings
     o    Price to Cash Flow
     o    Price to Book

Each market parameter (or "multiple") is calculated and represents an average of comparable companies that is adjusted and normalized for market extremes. In order to make the multiples meaningful, certain multiples are mathematically adjusted to smooth out companies for which the values may be unrealistically high or low. This can occur during periods of extreme market optimism or pessimism.


                                       6
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BURNHAM SECURITIES - CONFIDENTIAL

2.  STOCK BUY-BACK MULTIPLE

This method reviews the Company's three separate buy-backs from the May family and Norwood Group. The buy-backs were considered by us with regard to the following measurements:

     o    Multiple of Revenues
     o    Multiple of EBITDA
     o    Multiple of Net Income
     o    Multiple of Book

3.  DISCOUNTED CASH FLOW ANALYSIS

This analysis involves a review of the Company's internal forecasts and projections regarding its future operations and the cash flows derived therefrom in order to value the shares of the Company. In general, the free operating cash flows of the business are discounted and are then adjusted for special items as deemed appropriate. In order to arrive at the free cash flow estimates by year, after-tax free cash flows from operations are utilized and adjusted for capital expenditures, changes in working capital and other appropriate adjustments. This provides a measure of the Company's ability to generate consistent free cash flows for the benefit of its shareholders.

Once each year's free cash flows are determined, a discount rate, or Weighted Average Cost of Capital ("WACC"), which takes into account risk-free interest rates, equity risk premiums, and the volatility of the company relative to the S&P 500 ("beta") is applied to such cash flows to provide a result when aggregated, will result in the present value of those future cash flows.

IN ORDER TO PRODUCE A MEANINGFUL DISCOUNTED CASH FLOW ANALYSIS, CONSIDERATION MUST BE GIVEN TO THE MOST RECENT FIVE YEAR'S ACTUAL RESULTS AND THE PROSPECTIVE FIVE YEAR'S PROJECTIONS. THE MANAGEMENT OF FIRECOM HAS NEVER PREPARED FIVE YEAR PROJECTIONS. ITS ANNUAL BUDGETING PROCESS HAS BEEN EFFECTIVE AND ACCURATE. THE MOST SIGNIFICANT FACTOR IMPACTING HISTORICAL RESULTS FOR FIRECOM AND THE INDUSTRY HAS BEEN THE GENERAL CONDITION OF THE NEW YORK CITY REAL ESTATE MARKET. MORE ACTIVITY IN THE MARKET POSITIVELY IMPACTS THE FIRE ALARM AND SAFETY PARTICIPANTS. THE OPPOSITE IS ALSO TRUE.

WE DID NOT THINK IT WOULD BE PRUDENT TO IMPOSE ON FIRECOM MANAGEMENT AN EXERCISE IN FORECASTING FIVE YEARS HENCE. INSTEAD, WE HAVE ACCEPTED THE COMPANY'S PROJECTED 4/30/01 RESULTS AND (FOR PURPOSES OF OUR DISCOUNTED CASH FLOW MODEL) ASSUMED AN AVERAGE 4% PER ANNUM AVERAGE GROWTH RATE TO ARRIVE AT OUR RESULTS. WHILE WE BELIEVE THAT THIS IS REALISTIC BASED UPON A CONSENSUS OF ECONOMIC PREDICTORS, WE HAVE, NONE THE LESS, DIMINISHED THE WEIGHTING OF THE DISCOUNTED CASH FLOW ANALYSIS IN ARRIVING AT OUR VALUATION FOR FIRECOM.


                                       7
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BURNHAM SECURITIES - CONFIDENTIAL

4.  COMPARABLE TRANSACTIONS MULTIPLE

This method is based on a review of comparable transactions in the office buildings product and services industry over a three-year period. These transactions provide us with a better picture of how companies were actually valued by market participants with regard to the size, structure, and value based on the implied and explicit multiples. These transactions were based on the actual considerations paid for a comparable business or segment thereof. The following multiples are generally accepted as meaningful in the marketplace:

     o    Total Invested Capital to Revenues
     o    Total Invested Capital to EBITDA

The total invested capital represents the total amount of capital including debt and equity offered in the deal.

Each market parameter (or "multiple") is calculated and represents an average of comparable transactions that is adjusted for marketplace conditions based on actual transactions. In order to make the multiples meaningful, certain multiples are mathematically adjusted to smooth out transaction values for which the deal parameters may be unrealistically high or low. Market conditions aside, transactions are executed for a myriad of reasons (e.g. market share motivations, portfolio fit, buy-versus-build strategy, roll-up or consolidation play, synergies, etc.) and may not necessarily be appropriate in every scenario.


                                       8
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BURNHAM SECURITIES - CONFIDENTIAL

VALUATION ESTIMATES

In order to determine the overall valuation, we used the following four methods: the Market Multiple Analysis, Stock Buy-back, Comparable Transactions Multiple Analysis, and Discounted Cash Flow Analysis. After we arrived at our valuations, we then weighted each estimate according to its relative importance.

The following weights were applied for each method: Market Multiple 30%, Stock Buy-back Multiple 30%, and Discounted Cash Flow 20% and Comparable Transactions 20%. We granted the Market Multiple and Stock Buy-back Multiple a greater weighting than the other methods because we believe that the public markets and what the Company has paid for its stock in recent transactions are efficient in valuing companies than the more analytical Discounted Cash Flow Analysis.

The following sections contain the analysis and details of our valuation methods:

     o    Market Multiple Analysis                     4

     o    Stock Buy-back Valuation Analysis            5

     o    Discounted Cash Flow Analysis                6

     o    Comparable Transactions Analysis             7


                                       9
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BURNHAM SECURITIES - CONFIDENTIAL

1.  Market Multiple Analysis:
-----------------------------

The most logical universe of comparative public companies would be Firecom's competitors in the New York City metropolitan market. However, these companies are now part of much larger, in some cases, multi-national conglomerates with revenues in the hundreds of millions and billions of dollars.

Therefore we were unable to identify a robust group of companies with which to compare Firecom. We did, however, select four publicly traded entities with characteristics most similar to Firecom. All of them provide products and services to the electronic security and alarm industries; three of the four have revenues of $54 million, or less; and all reflect generally comparable ratio analyses.

Using the market multiple method, we derived a valuation range from $1.2 million to $10.7 million by compiling a list of average trailing historical multiples that were based upon historical financial information from our composite group of companies. In order to correctly value Firecom based on its estimated fiscal results for the year ended 4/30/2001, we adjusted those historical multiples to derive the following forward multiples:

Multiple:                                               Adjusted Average
------------------------------------------------------------------------
     Price/Sales                                                   0.33x
     Enterprise Value/EBITDA                                       6.53x
     Price/Earnings                                                6.28x
     Price/Cash Flow                                               4.58x
     Price/Book                                                    0.85x


These multiples were applied against management's operating statistics to derive an estimated value for each parameter. Since we are valuing the equity of Firecom by using its full-year estimate at the end of the Fiscal Year 2001 (and these multiples were derived from each comparable company's latest twelve months results), we projected the comparable forward estimate and then discounted it by Firecom's weighted average cost of capital to arrive at the appropriate multiple for valuation purposes.

The discount rate that we used assumed a weighted average cost of capital rate of 9.28% for Firecom. In order to arrive at an average valuation, we took the weighted average value based on these comparable multiples. Valuations were provided for each projected year.


                                       10
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BURNHAM SECURITIES - CONFIDENTIAL

     ---------------------------------------
               FIRECOM, INC.
               MARKET MULTIPLE
     ---------------------------------------
     ($ IN MILLIONS EXCEPT FOR PER SHARE INFORMATION)
                                                                   ------------------------------------
SELECTED FINANCIAL DATA:                    PROJECTED              ESTIMATED VALUATION:             7.7
------------------------  ---------------------------------------- ------------------------------------
                            2001    2002    2003    2004    2005   ESTIMATED VALUATION PER SHARE:  0.65 Based on 11.87 million
                          ---------------------------------------- ------------------------------------ fully diluted shares
Revenues                      20.4    21.2    22.0    22.8    23.7
EBITDA                         1.7     1.8     1.9     2.0     2.1
EBIT                           0.9     1.6     1.6     1.7     1.8
Pretax Income (Loss)           1.3     1.9     2.0     2.1     2.2
Net Income (Loss)              0.7     1.1     1.2     1.2     1.3
Free Cash Flow                 0.3     0.7     0.7     0.7     0.7
Adj'd Book Value               8.4     9.0     9.3    10.4    10.7
Long Term Debt                 0.4     0.3     0.2     0.2     0.1

MULTIPLES USED:
---------------
PRICE/SALES MULTIPLE          0.35    0.35    0.35    0.35    0.35 PRICE/SALES MULTIPLE      0.33    0.30    0.27    0.25    0.23

ENTERPRISE VALUE/EBITDA       6.96    6.96    6.96    6.96    6.96 ENTERPRISE VALUE/EBITDA   6.53    5.98    5.48    5.02    4.58

PRICE/EARNINGS                6.71    6.71    6.71    6.71    6.71 PRICE/EARNINGS            6.28    5.75    5.26    4.81    4.40

PRICE/CASH FLOW               4.90    4.90    4.90    4.90    4.90 PRICE/CASH FLOW           4.58    4.19    3.84    3.51    3.21

PRICE/BOOK                    0.91    0.91    0.91    0.91    0.91 PRICE/BOOK                0.85    0.78    0.71    0.65    0.59
                                                                                     ------
                                                                   DISCOUNT RATE:     9.28%
                                                                   --------------    ------
                          ----------------------------------------                        ----------------------------------------
MARKET VALUATIONS:          2001    2002    2003    2004    2005   PRESENT VALUES @ WACC    2001    2002    2003    2004    2005
------------------        ---------------------------------------- ---------------------  ----------------------------------------

PRICE/SALES MULTIPLE           7.1     7.4     7.6     7.9     8.2 PRICE/SALES MULTIPLE       6.6     6.3     6.0     5.7     5.4
ENTERPRISE VALUE/EBITDA       11.5    12.6    13.2    13.7    14.3 ENTERPRISE VALUE/EBITDA   10.7    10.8    10.3     9.8     9.4
PRICE/EARNINGS                 4.9     7.4     7.7     8.1     8.5 PRICE/EARNINGS             4.6     6.3     6.1     5.8     5.6
PRICE/CASH FLOW                1.3     3.2     3.3     3.5     3.6 PRICE/CASH FLOW            1.2     2.7     2.6     2.5     2.4
PRICE/BOOK                     7.6     8.1     8.5     9.4     9.7 PRICE/BOOK                 7.1     7.0     6.6     6.8     6.4

------------------------------------------------------------------ ---------------------------------------------------------------
PROBTY WGTD AVG - NOMINAL      8.2     8.9     9.3     9.8    10.2 PROBTY WGTD AVG - PV       7.7     7.6     7.3     7.0     6.7
------------------------------------------------------------------ ------------------------------------- -------------------------


SELECTED COMPANIES
March 23, 2001 Prices

(Dollars in millions)
LTM - (Last Twelve Months)
LQA - (Latest Quarterly Annualized)


                                                                                          Net    Dil EPS
                                              Common  Current            Net            Income    Before
                                    Closing   Shares  Market    Total   Sales   EBITDA Bef Extra  Extras
Ticker  Company Name                 Price   Outstdg   Value   Assets    LTM      LTM     LTM      LTM
ILXI    INTERLOGIX INC               20.00    19.44   388.89   633.00   539.50   55.00   -28.50   -1.63
NSSC    NAPCO SECURITY SYSTEMS INC    4.66     3.51    16.34    63.21    55.85    3.30     2.37    0.66
IEIB    INTL ELECTRONICS INC          1.95     1.54     3.01     4.64    11.48    0.60     0.31    0.18
FTEC    FIRETECTOR INC                1.31     1.70     2.24     8.15    19.22    1.52     0.65    0.34

        Average
        Harmonic Average
        Maximum
        Median
        Minimum
        Standard Deviation

FRCM    FIRECOM INC                   0.65    10.75     6.99    12.62    20.58    2.26     1.20    0.10

                                                                         Enterprise  Operating  Gross  Latest
                                                 Current Price /           Value/     Expense  Income   Qtrly    Revs    Mkt. Cap
                                  ----------------------------------------
Ticker  Company Name               Earnings  Cash Flow  Book Value  Sales  EBITDA      Ratio   Margin   Revs     LQA   Revenues LQA
ILXI    INTERLOGIX INC                N/A        N/A      1.57      0.72    10.98       0.93   38.61    161.60  646.40    0.60
NSSC    NAPCO SECURITY SYSTEMS INC    6.88       3.79     0.49      0.29    11.74       0.96   26.64     13.80   55.19    0.30
IEIB    INTL ELECTRONICS INC          9.81       9.06     1.05      0.26     2.81       0.98   45.18      2.74   10.96    0.27
FTEC    FIRETECTOR INC                3.44       1.84     0.51      0.12     2.32       0.93   33.53      3.95   15.78    0.14
                                  ------------------------------------------------
        Average                       6.71       4.90     0.91      0.35     6.96       0.95                              0.33
                                  ------------------------------------------------
        Harmonic Average              5.58       3.27     0.71      0.23     4.15       0.95                              0.25
        Maximum                       9.81       9.06     1.57      0.72    11.74       0.98                              0.60
        Median                        6.88       3.79     0.78      0.28     6.89       0.95                              0.29
        Minimum                       3.44       1.84     0.49      0.12     2.32       0.93                              0.14
        Standard Deviation            3.19       3.73     0.52      0.26     5.09       0.02                              0.19

FRCM    FIRECOM INC                   5.75      10.09     0.86      0.34     1.81       0.90   40.91      5.18   20.71    0.34

BURNHAM SECURITIES - CONFIDENTIAL

                       DESCRIPTION OF COMPARABLE COMPANIES

INTERLOGIX, INC. (NASDAQ:ILXI), formerly known as ITI Technologies, Inc., designs, manufactures, and markets electronic intrusion and fire protection systems as well as electronic access control systems for the residential and commercial marketplace. The Company also has an ongoing research and development program that focuses its efforts on developing new and improved security systems at lower costs and on utilizing its technology base to develop products for related markets. The Company's products are sold through various channels, including a direct sales force to independent dealers and through regional, national and international distributors. In addition, the Company manufactures products on a private label basis for large security system installation companies. These customers are located primarily throughout North America, Europe and Australia.

NAPCO SECURITY SYSTEMS (NASDAQ:NSSC) is engaged in the development, manufacture, distribution and sale of security alarm products and door security devices for commercial and residential installations. The Company's products include automatic communicators, control panels, combination control panels/digital communicators and digital keypad systems, door security devices, fire alarm control panel, and area detectors. The Company also markets peripheral and related equipment manufactured by other companies.

INTERNATIONAL ELECTRONICS (NASDAQ:IEIB) designs, manufactures, markets and sells electronic products for the security industry and other commercial applications. The Company manufactures and markets a line of access control and digital keypad products sold under the trade names Door-Gard and Secured Series. These products are sold in a variety of configurations, including indoor and outdoor models, with magnetic card readers, proximity readers and keypads. They are also sold with several different hardware and software configurations. The Company also sells to OEM customers private label products containing its access control and keypad based technology. The Company's products are sold principally in the United States to many of the distributors and installation companies servicing the security industry.

FIRETECTOR, INC. (NASDAQ:FTEC) designs, manufactures, markets and sells its own proprietary life safety and communication systems and also engineers, markets and sells systems and products manufactured by other parties. Firetector's proprietary product line features the COMTRAK 1720 and 2000 Life Safety Systems and the TELTRAK Communications System. These systems have been installed in approximately 100 buildings in New York City. Firetector continues to put an increasing priority on the development of an integrated and efficient service organization. To improve efficiencies and productivity, Firetector organized a division to perform cleaning on life safety systems, which was previously subcontracted to an external entity. Firetector maintains an office in New York City which houses its New York service management.


                                       11
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BURNHAM SECURITIES - CONFIDENTIAL

2. Stock Buy-back Multiple:
---------------------------

We derived a valuation range from $3.2 million to $10.5 million based on an analysis of the May and Norwood's stock buy-back transactions which took place in 1995, '97 and '98.

Multiple:                                                      Adjusted Average
-------------------------------------------------------------------------------
Multiple of Revenues                                                     0.45x
Multiple of EBITDA                                                       2.43x
Multiple of Earnings                                                     4.25x
Multiple of Book                                                         1.26x

These multiples were applied against management's operating statistics to derive an estimated value for each parameter. In order to arrive at an average valuation, we took the weighted average value based on these buy-backs' multiples.


                                       12
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BURNHAM SECURITIES - CONFIDENTIAL

     ---------------------------------------
               FIRECOM, INC.
           STOCK BUYBACK MULTIPLE
     ---------------------------------------
 ($ IN MILLIONS EXCEPT FOR PER SHARE INFORMATION)

                                                                   ------------------------------------
SELECTED FINANCIAL DATA:                    PROJECTED              ESTIMATED VALUATION:             8.2
------------------------  ---------------------------------------- ------------------------------------
                            2001    2002    2003    2004    2005   ESTIMATED VALUATION PER SHARE:  0.69 Based on 11.87 million
                          ---------------------------------------- ------------------------------------ fully diluted shares
Revenues                      20.4    21.2    22.0    22.8    23.7
EBITDA                         1.7     1.8     1.9     2.0     2.1
EBIT                           0.9     1.6     1.6     1.7     1.8
Pretax Income (Loss)           1.3     1.9     2.0     2.1     2.2
Net Income (Loss)              0.7     1.1     1.2     1.2     1.3
Free Cash Flow                 0.3     0.7     0.7     0.7     0.7
Adj'd Book Value               8.4     9.0     9.3    10.4    10.7
Long Term Debt                 0.4     0.3     0.2     0.2     0.1

MULTIPLES USED:
---------------
PRICE/SALES MULTIPLE          0.48    0.48    0.48    0.48    0.48 PRICE/SALES MULTIPLE      0.45    0.41    0.37    0.34    0.31

PRICE/EBITDA                  2.58    2.58    2.58    2.58    2.58 PRICE/EBITDA              2.43    2.23    2.04    1.88    1.71

PRICE/EARNINGS                4.65    4.65    4.65    4.65    4.65 PRICE/EARNINGS            4.35    3.98    3.65    3.34    3.05

PRICE/CASH FLOW                 NA      NA      NA      NA      NA PRICE/CASH FLOW             NA      NA      NA      NA      NA

PRICE/BOOK                    1.34    1.34    1.34    1.34    1.34 PRICE/BOOK                1.26    1.15    1.05    0.96    0.88
                                                                                     ------
                                                                   DISCOUNT RATE:     9.28%
                                                                   --------------    ------
                          ----------------------------------------                        ----------------------------------------
MARKET VALUATIONS:          2001    2002    2003    2004    2005   PRESENT VALUES @ WACC    2001    2002    2003    2004    2005
------------------        ---------------------------------------- ---------------------  ----------------------------------------

PRICE/SALES MULTIPLE           9.7    10.1    10.5    10.9    11.3 PRICE/SALES MULTIPLE       9.1     8.7     8.2     7.8     7.4
PRICE/EBITDA                   4.0     4.5     4.8     4.9     5.2 PRICE/EBITDA               3.7     3.8     3.7     3.5     3.4
PRICE/EARNINGS                 3.4     5.1     5.4     5.6     5.9 PRICE/EARNINGS             3.2     4.4     4.2     4.0     3.9
PRICE/CASH FLOW                 NA      NA      NA      NA      NA PRICE/CASH FLOW             NA      NA      NA      NA      NA
PRICE/BOOK                    11.3    12.1    12.6    14.0    14.4 PRICE/BOOK                10.5    10.3     9.8    10.0     9.5

------------------------------------------------------------------ ---------------------------------------------------------------
PROBTY WGTD AVG - NOMINAL      8.8     9.3     9.6    10.5    10.8 PROBTY WGTD AVG - PV       8.2     7.9     7.5     7.5     7.1
------------------------------------------------------------------ ---------------------------------------------------------------

NA = Information Not Available

                     May/Norwood Stock Buy-back Transactions

                                                              ---------------------------------------------------
                                                                    Based on Fully Diluted Shares Outstanding
                   CLOSING      # OF                           MULTIPLE OF  MULTIPLE OF  MULTIPLE OF  MULTIPLE OF  YEAR MULTIPLE
                    DATE  SHARES/WARRANTS   PRICE  TOTAL VALUE  NET INCOME    SALES        EBITDA        BOOK       IS BASED ON
                  --------------------------------------------------------------------------------------------------------------
Norwood(1)         Mar-97    1,166,662      0.70     816,663      6.09        0.52         3.09         1.26         1997      0.43
Norwood Warrants(1)          1,500,004      0.525    787,502

May(1)             Jun-95    1,072,988      0.45     482,845      3.00        0.37         1.85         1.19         1995      0.26
May(1)             Feb-98    1,072,990      0.575    616,969      3.83        0.48         2.36         1.52         1995(1)   0.33

                                           Weighted Average:      4.65        0.48         2.58         1.34
                                                              ---------------------------------------------------
                                                                                                                          1,887,316


                  EPS BASIC  EPS DILUTED   SALES      EBITDA    BOOK VALUE  ADJ BOOK VALUE
                  ------------------------------------------------------------------------
NI YE 4/30/95       0.30       0.30
NI YE 4/30/95(1)    0.15       0.15      14,089,000  2,856,000  4,440,000
NI YE 4/30/96       0.25       0.25      14,884,000  3,051,000  4,950,000
NI YE 4/30/97       0.13       0.115     15,336,000  2,589,000  4,842,000    6,359,000
NI YE 4/30/98       0.05       0.05      14,145,000    960,000  4,943,000
NI YE 4/30/99       0.10       0.10      17,370,000  2,044,000  6,038,000
NI YE 4/30/00       0.11       0.11      19,308,000  1,916,000  7,342,000
NI YE 4/30/01 Est.  0.10       0.09      20,400,000  1,700,000

(1)Adjusted for Dec 1997 Stock Dividend

BURNHAM SECURITIES - CONFIDENTIAL

3. Discounted Cash Flow Analysis:
---------------------------------

We derived a valuation of $9.05 million based on an analysis of management's estimates for the current fiscal year to end 4/30/01. Given our current assessment of the industry in which Firecom competes, we have assumed the projections for the current year are acceptable estimates for the succeeding fiscal years 2002 until 2005, assuming a 4% growth scenario. We believe that this assumption is realistic based upon a consensus of economic predictors for national and New York City real estate growth prospects. Due to current market conditions we used a 2% terminal growth rate.

Historical results were also considered as a frame of reference. After-tax free cash flows were discounted for each year using Firecom's weighted average cost of capital of 9.28%. After-tax free cash flows are defined as earnings before interest and taxes (EBIT) multiplied by one minus the effective tax rate adjusted for depreciation and amortization, capital expenditures and changes in working capital available to stakeholders: both creditors and equity holders.


IN ORDER TO PRODUCE A MEANINGFUL DISCOUNTED CASH FLOW ANALYSIS, CONSIDERATION MUST BE GIVEN TO THE MOST RECENT FIVE YEAR'S ACTUAL RESULTS AND THE PROSPECTIVE FIVE YEAR'S PROJECTIONS. THE MANAGEMENT OF FIRECOM HAS NEVER PREPARED FIVE YEAR PROJECTIONS. ITS ANNUAL BUDGETING PROCESS HAS BEEN EFFECTIVE AND ACCURATE. THE MOST SIGNIFICANT FACTOR IMPACTING HISTORICAL RESULTS FOR FIRECOM AND THE INDUSTRY HAS BEEN THE GENERAL CONDITION OF THE NEW YORK CITY REAL ESTATE MARKET. MORE ACTIVITY IN THE MARKET POSITIVELY IMPACTS THE FIRE ALARM AND SAFETY PARTICIPANTS. THE OPPOSITE IS ALSO TRUE.

WE DID NOT THINK IT WOULD BE PRUDENT TO IMPOSE ON FIRECOM MANAGEMENT AN EXERCISE IN FORECASTING FIVE YEARS HENCE. INSTEAD, WE HAVE ACCEPTED THE COMPANY'S PROJECTED 4/30/01 RESULTS AND (FOR PURPOSES OF OUR DISCOUNTED CASH FLOW MODEL) ASSUMED AN AVERAGE 4% PER ANNUM AVERAGE GROWTH RATE TO ARRIVE AT OUR RESULTS. WHILE WE BELIEVE THAT THIS IS REALISTIC BASED UPON A CONSENSUS OF ECONOMIC PREDICTORS, WE HAVE, NONE THE LESS, DIMINISHED THE WEIGHTING OF THE DISCOUNTED CASH FLOW ANALYSIS IN ARRIVING AT OUR VALUATION FOR FIRECOM.

                                                  -------------------------------
                                                            FIRECOM, INC.
                                                   INCOME STATEMENT AND FORECAST
                                                  -------------------------------

  A - Actual
  E - Estimated
  All data in millions of $, except per share information
                                             ----------------------------------------------------------------------------------
                                                                                              9 Mos Ended
                                              04/30/96  04/30/97  04/30/98  04/30/99  04/30/00  01/31/01  4/30/01 E  4/30/02 E
                                             ----------------------------------------------------------------------------------
  Product                                       8.5       8.8       7.8       10.8     11.0      10.3      13.4       13.9
  Yr-toYr % Change                                        3%      -11%        38%       2%                 22%         4%
  Service                                       6.4       6.5       6.3        6.5      8.3       5.2       7.0        7.3
  Yr-toYr % Change                                                                               28%                  -16%
NET REVENUES                                  $14.9     $15.3     $14.1      $17.3    $19.3     $15.4     $20.4      $21.2
  Yr-toYr % Change                                        3%       -8%        22%      11%                  6%         4%

  Cost of Sales                                 4.7       4.9       4.6        6.9      7.2       6.6       8.8        9.0
  Gross Margin                                 44.9%     44.4%     41.1%      36.1%    34.4%     36.1%     34.5%      35.0%
  Cost of Services                              3.0       3.2       3.7        3.9      4.0       3.0       3.8        4.0
  Gross Margin                                 52.5%     51.6%     41.7%      40.0%    51.6%     41.2%     45.7%      45.0%

  Cost of Goods Sold                            7.7       8.1       8.3       10.8     11.2       9.6      12.6       13.0

GROSS PROFIT                                    7.17      7.28      5.85       6.50     8.06      5.83      7.82       8.14
  As % of revenues                             48.2%     47.5%     41.4%      37.6%    41.8%     37.8%     38.3%      38.4%

  SG&A                                          3.6       4.0       4.2        3.8      5.2       4.1       5.2        5.4
  % of Revenues                                24.1%     25.9%     29.8%      22.0%    27.0%     26.3%     25.5%      25.5%
  Research and development                      0.5       0.7       0.7        0.7      0.9       0.7       0.9        0.9
  % of Revenues                                 3.6%      4.7%      4.8%       4.0%     4.9%      4.3%      4.5%       4.2%

OPERATING INCOME (EBITDA)                       3.05      2.59      0.96       2.00     1.90      1.12      1.70       1.85
  % of Revenues                                20.5%     16.9%      6.8%      11.6%     9.8%      7.3%      8.3%       8.7%

  Expense for Product replacement write-off                                                                (0.5)

  Interest Income                               0.03      0.07      0.13       0.20     0.20      0.21      0.25       0.3
  Interest Expense                             (0.1)     (0.1)     (0.2)      (0.2)    (0.2)     (0.1)     (0.20)     (0.2)
  PRETAX INCOME                                 3.0       2.6       0.9        2.0      1.9       1.2       1.3        1.9
  % of Revenues                                19.9%     16.8%      6.1%      11.6%     9.9%      7.8%      6.1%       9.0%

  Taxes                                         1.4       1.2       0.3        0.9      0.8       0.5       0.5        0.8
  Effective Tax Rate                           47.3%     45.4%     35.5%      45.0%    39.3%     43.1%     42.0%      42.0%

  NET INCOME                                    1.56      1.41      0.55       1.10     1.16      0.69      0.73       1.10
  % of Revenues                                10.5%      9.2%      3.9%       6.4%     6.0%      4.4%      3.6%       5.2%

  Net Income Applicable to Common Shareholders  1.46      1.30

  EARNINGS PER SHARE (BASIC)                    0.25      0.23      0.05       0.10     0.11      0.06      0.07       0.10
  % Change                                                                              9.3%              -37.3%      51.7%

  EARNINGS PER SHARE (DILUTED)                  0.25      0.23      0.05       0.10     0.10      0.06      0.06       0.09
  % Change                                                                              6.3%              -39.8%      51.7%

  Shs Outstanding - Basic (Millions)            5.8       5.6      11.1       11.1     10.7      10.7      10.7       10.7
  Shs Outstanding - Diluted (Millions)          6.0       5.7      12.2       11.5     11.4      11.3      11.9       11.9


  EBIT                                                    1.05      0.75       1.77     1.67                0.94       1.57
  EBIT (1-T)                                              0.57      0.48       0.97     1.01                0.54       0.91
  + Depreciation & Amortization                           1.54      0.21       0.23     0.23                0.27       0.28
  - Capital Expenditures                                  0.20      0.33       0.13     0.21      0.083     0.22       0.23
  + / - Change in Working Capital                         0.93     (0.07)      0.15     0.87                0.32       0.30
  FREE CASH FLOW                                          0.98      0.43       0.92     0.17                0.26       0.66
                                                         =====     =====      =====    =====               =====      =====


                                             -------------------------------
                                              4/30/03 E 4/30/04 E 4/30/05 E
                                             -------------------------------
  Product                                      14.4      15.0      15.6
  Yr-toYr % Change                              4%        4%        4%
  Service                                       7.5       7.8       8.1
  Yr-toYr % Change                              4%        4%        4%
NET REVENUES                                  $22.0     $22.8     $23.7
  Yr-toYr % Change                              4%        4%        4%

  Cost of Sales                                 9.4       9.7      10.1
  Gross Margin                                 35.0%     35.0%     35.0%
  Cost of Services                              4.1       4.3       4.5
  Gross Margin                                 45.0%     45.0%     45.0%

  Cost of Goods Sold                           13.5      14.0      14.6

GROSS PROFIT                                    8.45      8.77      9.10
  As % of revenues                             38.4%     38.4%     38.4%

  SG&A                                          5.6       5.8       6.0
  % of Revenues                                25.5%     25.5%     25.5%
  Research and development                      0.9       1.0       1.0
  % of Revenues                                 4.2%      4.2%      4.2%

OPERATING INCOME (EBITDA)                       1.92      1.99      2.07
  % of Revenues                                 8.7%      8.7%      8.7%

  Expense for Product replacement write-off

  Interest Income                               0.3       0.3       0.3
  Interest Expense                             (0.2)     (0.2)     (0.2)
  PRETAX INCOME                                 2.0       2.1       2.2
  % of Revenues                                 9.0%      9.2%      9.2%

  Taxes                                         0.8       0.9       0.9
  Effective Tax Rate                           42.0%     42.0%     42.0%

  NET INCOME                                    1.15      1.21      1.26
  % of Revenues                                 5.2%      5.3%      5.3%

  Net Income Applicable to Common Shareholders

  EARNINGS PER SHARE (BASIC)                    0.11      0.11      0.12
  % Change                                      4.7%      5.1%      4.3%

  EARNINGS PER SHARE (DILUTED)                  0.10      0.10      0.11
  % Change                                      4.7%      5.1%      4.3%

  Shs Outstanding - Basic (Millions)           10.7      10.7      10.7
  Shs Outstanding - Diluted (Millions)         11.9      11.9      11.9


  EBIT                                          1.63      1.70      1.76
  EBIT (1-T)                                    0.95      0.98      1.02
  + Depreciation & Amortization                 0.29      0.30      0.31
  - Capital Expenditures                        0.24      0.25      0.26
  + / - Change in Working Capital               0.31      0.32      0.34
  FREE CASH FLOW                                0.68      0.71      0.73
                                               =====     =====     =====

               CALCULATION OF WACC

               Required Return on Equity
               -----------------------------------------------
               Risk Free Rate(1)                         4.8%
               Beta(2)                                   0.51
               Historic Risk Premium(3)                 10.0%
               -----------------------------------------------
               Cost of Equity                            9.9%

               Cost of Debt                             10.5%
               After tax Cost of Debt                    6.1%

               Capital Structure

               Debt (16.1%)                              1.56
               Equity (83.9%)                            8.13

               -----------------------------------------------
               WACC                                     9.28%
               -----------------------------------------------

               (1) Risk Free Rate equals the 10 year treasury note as of 3/20
               (2) Beta analysis was done by running a regression against the
                   S&P 500 for the past 3 years
               (3) Based on a14.8% average return for the S&P 500 from 1991-2000

     All data in millions of $, except per share information

YEAR                     4/30/01 E  4/30/02 E  4/30/03 E  4/30/04 E  4/30/05 E
                      ---------------------------------------------------------
FREE CASH FLOWS (FCF)      0.26       0.66       0.68       0.71       0.73


PRESENT VALUE              0.24       0.56       0.53       0.51       0.48


DCF Calculations (using nominal rates)
Present Value of FCF                  2.32

Terminal Growth Rate         2%
                      --------------
PV of Terminal Value       6.73
Total Present Value        9.05

                      --------------
Per Share Basic            0.85
Per Share Dilluted         0.76
                      --------------

Shs Outstanding Basic      10.7
Shs Outstanding Diluted    11.9

BURNHAM SECURITIES - CONFIDENTIAL

4. Comparable Transactions:
---------------------------

We reviewed available data pertinent to the acquisitions of Firecom's competitors in the New York City marketplace. The most contemporary is TYCO INTERNATIONAL'S $1.15 billion acquisition of SIMPLEX TIME RECORDER (2001) and ALARMGUARD HOLDINGS (1999). (We also reviewed ROBERT BOSCH GMB'S acquisition of DETECTION SYSTEMS along with six other transactions) Publicly traded companies were the acquirers in all the transactions.

The universe of comparable transactions that we selected to compare with the Proposed Transaction is limited. During this process, we reviewed over 600 transactions that involved companies that exhibit similar financial and operating characteristics and that sell to similar customer bases. The transactions included companies such as SERVICEMASTER (NYSE:SVM), GROUP MAINTENANCE AMERICA now know as ENCOMPASS (NYSE:ESR), and COLONIAL COMMERCIAL CORP. (NASDAQ:CCOM). Over the last two years, these companies have been involved in seven, fourteen and two transactions, respectively. As a result of being active participants in buying and selling companies, it may be concluded that these entities paid, or received, fair market values in their respective transactions. With the exception of COLONIAL COMMERCIAL CORP., which generates approximately $60 million in sales, the other acquirers all have revenues exceeding $4 billion.

We have also considered that these companies may have been executing acquisition or roll-up strategies and were able to pay a premium while achieving that goal. Other similarities include: common stock and cash were used as acquisition currency; premiums were paid for strategic benefits to be realized by the acquirer; and, in the case of privately owned SIMPLEX, certain pertinent historical data was unavailable to us.

In June of 1999, COLONIAL COMMERCIAL CORP. paid a total of $11.1 million ($10.5 million in cash and assumed $600,000 in liabilities) for UNIVERSAL SUPPLY GROUP, which had $26.5 million in revenues, thereby paying a multiple of sales of 0.42. Both COLONIAL and UNIVERSAL are distributors of heating, air conditioning, and climate controls.

In the midst of an expansion strategy, GROUP MAINTENANCE AMERICA (ENCOMPASS) acquired CARDINAL CONTRACTING CORP. for $37.93 million ($35.7 in cash and stock and assuming liabilities). CARDINAL, a provider of heating, ventilation, air conditioning and electrical services, had revenues of $56.8 million, thereby receiving a multiple of sales of 0.67 in May of 1999. In February of the same year, GROUP MAINTENANCE paid a total of $57.74 million ($47.6 million in cash and stock) for AIR SYSTEMS, which had revenues of $90.97 million, thereby receiving a multiple of sales of 0.63. AIR SYSTEMS provides heating, ventilation, air conditioning, plumbing, and electrical systems, as well.

In April of 1999, SERVICEMASTER paid $271.4 million ($91.4 million in cash and assumption of $180 million of debt) for AMERICAN RESIDENTIAL SERVICES, which had revenues of $505.6 million, thereby paying a multiple of sales of 0.54. AMERICAN RESIDENTIAL is a provider of maintenance, repair, and replacement services for heating, air conditioning, plumbing and electrical systems. SERVICEMASTER had been pursuing an acquisition strategy in the late 1990's.

BURNHAM SECURITIES - CONFIDENTIAL

In August of 2000, SERVICEMASTER also sold TRUGREEN INTERIOR PLANTCARE, which had revenues of $42 million, for $44 million in cash to RENTOKIL TROPICAL PLANT SERVICES. TRUGREEN provides care and feeding of corporate eukaryotic assets.

The summary of Comparable Transactions considered by us appear on the following page. Readers should note that we have presented two scenarios: average and small (under $50MM) transactions data. Burnham's focus is on the latter. We have also presented comparisons with Firecom's initial purchase proposal ($0.70) for each share not owned by Purchaser and a comparison with the Purchaser's revised proposal after negotiating with the Independent Committee.

None of the Comparable Transactions are representative of a "Going Private" transaction. Nonetheless, they all represent buyout transactions between willing and knowledgeable buyers and sellers concluded within the most recent two years. We believe that they are representative of, and most closely resemble, the Purchaser's offer to the public shareholders of Firecom. Our selection of transactions was reduced from a universe of approximately 600 publicly disclosed acquisitions concluded in the past two years. In selecting the representative transactions we considered a number of criteria. They include: industry similarities, service orientation, size of transaction, closely held companies and date of transaction (most recent being preferable).

The transactions that we used reflected the following multiples:

Multiple:                                                      Adjusted Average
-------------------------------------------------------------------------------
Multiple of Revenues                                                      0.65x
Multiple of EBITDA                                                        9.25x

These multiples were applied against management's operating statistics to derive an estimated value for each parameter. In order to arrive at an average valuation, we took the average value based on these comparable transactions' multiples.

Using the Comparable Transactions Multiple, we derived a valuation range from $13.2 million to $15.3 million.

BURNHAM SECURITIES - CONFIDENTIAL

     ---------------------------------------
               FIRECOM, INC.
            COMPARABLE TRANSACTIONS
     ---------------------------------------
 ($ IN MILLIONS EXCEPT FOR PER SHARE INFORMATION)
                                                                   ------------------------------------
SELECTED FINANCIAL DATA:                    PROJECTED              ESTIMATED VALUATION:           14.4
------------------------  ---------------------------------------- ------------------------------------
                            2001    2002    2003    2004    2005   ESTIMATED VALUATION PER SHARE: 1.21  Based on 11.87 million
                          ---------------------------------------- ------------------------------------ fully diluted shares
Revenues                      20.4   21.2     22.0    22.8    23.7
EBITDA                         1.7    1.8      1.9     2.0     2.1
EBIT                           0.9    1.6      1.6     1.7     1.8
Pretax Income (Loss)           1.3    1.9      2.0     2.1     2.2
Net Income (Loss)              0.7    1.1      1.2     1.2     1.3
Free Cash Flow                 0.3    0.7      0.7     0.7     0.7
Adj'd Book Value               8.4    9.0      9.3    10.4    10.7
Long Term Debt                 0.4    0.3      0.2     0.2     0.1

MULTIPLES USED:

TIC/SALES MULTIPLE            0.69   0.69     0.69    0.69    0.69 TIC/SALES MULTIPLE        0.65    0.59    0.54    0.50    0.45

TIC/EBITDA                    9.87   9.87     9.87    9.87    9.87 TIC/EBITDA                9.25    8.47    7.75    7.10    6.49

PRICE/EARNINGS                  NA     NA       NA      NA      NA PRICE/EARNINGS              NA      NA      NA      NA      NA

PRICE/CASH FLOW                 NA     NA       NA      NA      NA PRICE/CASH FLOW             NA      NA      NA      NA      NA

PRICE/BOOK                      NA     NA       NA      NA      NA PRICE/BOOK                  NA      NA      NA      NA      NA
                                                                                     ------
                                                                   DISCOUNT RATE:     9.28%
                                                                   --------------    ------
                          ----------------------------------------                        ----------------------------------------
MARKET VALUATIONS:          2001    2002    2003    2004    2005   PRESENT VALUES @ WACC    2001    2002    2003    2004    2005
------------------        ---------------------------------------- ---------------------  ----------------------------------------

TIC/SALES MULTIPLE            14.1   14.7     15.2    15.8    16.4 TIC/SALES MULTIPLE        13.2    12.6    11.9    11.3    10.8
TIC/EBITDA                    16.4   17.9     18.7    19.5    20.3 TIC/EBITDA                15.3    15.4    14.7    13.9    13.3
PRICE/EARNINGS                  NA     NA       NA      NA      NA PRICE/EARNINGS              NA      NA      NA      NA      NA
PRICE/CASH FLOW                 NA     NA       NA      NA      NA PRICE/CASH FLOW             NA      NA      NA      NA      NA
PRICE/BOOK                      NA     NA       NA      NA      NA PRICE/BOOK                  NA      NA      NA      NA      NA

------------------------------------------------------------------ ---------------------------------------------------------------
PROBTY WGTD AVG - NOMINAL     15.3   16.5     17.2    17.8    18.6 PROBTY WGTD AVG - PV      14.4    14.1    13.4    12.8    12.2
------------------------------------------------------------------ ---------------------------------------------------------------

NA = Information Not Available

                        Comparable Transaction Analysis

-----------------------------------------------------------------------------------------------------------------------------------

           Buyer
Announce/   Seller
  Close      Unit                                          Synopsis                                 Unit Product Line
-----------------------------------------------------------------------------------------------------------------------------------
13-Oct-2000 Robert Bosch GmbH               Robert Bosch GmbH through Bosch Telecom    Makes electronic detection, control and
22-Jan-2001   Detection Systems Inc         GmbH acquired Detection Systems Inc.       communications equipment for security, fire
                                            Consideration $114.00M.                    protection and access control

28-Aug-2000 Rentokil Initial PLC            Rentokil Tropical Plant Services           Maintains plants for businesses
05-Sep-2000   ServiceMaster Co              acquired ServiceMasters TruGreen
               TruGreen Interior Plantcare  Interior Plantcare for $44 million in cash.

25-Mar-1999 Colonial Commercial-Corp        Colonial Commercial acquired Universal     Distributes heating and air conditioning
28-Jun-1999   Universal Supply Group Inc    Supply Group for $10.5 million in cash.    equipment and climate controls
                                            The acquisition should more than
                                            double the annual sales of Colonial, and
                                            for Universals fiscal year ending
                                            March 31, 1999, sales are estimated to
                                            exceed $26 million.

14-May-1999 Group Maintenance America       Group Maintenance acquired Cardinal for    Provides heating, ventilation, air
14-May 1999   Cardinal Contracting Corp     $35.7 million in cash and stock. The deal  conditioning, plumbing, and electrical
                                            is in line with Group Maintenance of       services
                                            Americas expansion strategy. The
                                            acquisition brings Group Maintenances
                                            operating locations to 106, expanding it
                                            in 4 new markets and 2 new states.

23-Mar-1999 ServiceMaster Co                ServiceMaster completed its tender offer   Provides maintenance, repair, and replacement
27-Apr-1998   American Residential          for American Residential Services for      services for heating, air conditioning,
               Services Inc                 $91.4 million in cash plus the assumption  plumbing, and electrical systems of $180 million in debt. The acquisition
                                            of American establishes ServiceMaster as
                                            one of the countrys leading providers of
                                            heating, ventilation, and air conditioning
                                            services.

16-Feb-1999 Group Maintenance America       Group Maintenance America acquired         Provides heating, ventilation,
16-Feb-1999   Air Systems                   Air Systems for $47.59 million in          air-conditioning, plumbing, and electrical
                                            cash and stock.                            services

11-Jan-1999 Tyco International Ltd          Tyco International acquired Alarmguard     Sells and installs burglar and fire alarm
16-Feb-1999   Alarmguard Holdings Inc       Holdings for $62.6 million in cash.        systems and provides security-monitoring
                                            Tyco has also entered into an agreement    services
                                            to purchase substantially all of
                                            Alarmguards preferred stock.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Total
           Buyer                             Deal     Rev.  Net Inc.                                 Invested
Announce/   Seller                           Size     LTM     LTM   EBITDA    Deal     Price /         Cap      TIC /    TIC /
  Close      Unit                            ($mm)   ($mm)   ($mm)   ($mm)    Type     Share    P/E    ($mm)    EBITDA   Rev.
----------------------------------------------------------------------------------------------------------------------------------
13-Oct-2000 Robert Bosch GmbH               114.00   139.63    2.10   9.10     Acq      18.00     NA   114.00    12.53    0.82
22-Jan-2001   Detection Systems Inc

28-Aug-2000 Rentokil Initial PLC             44.00    42.00      NA     NA   Div-Unit      NA     NA    44.00       NA    1.05
05-Sep-2000   ServiceMaster Co
               TruGreen Interior Plantcar

25-Mar-1999 Colonial Commercial-Corp         10.50    26.46    0.73   0.99     Acq         NA     NA    11.11    11.27    0.42
28-Jun-1999   Universal Supply Group Inc

14-May-1999 Group Maintenance America        35.73    56.88    6.12   7.25     ACQ         NA     NA    37.93     5.23    0.67
14-May 1999   Cardinal Contracting Corp

23-Mar-1999 ServiceMaster Co                 91.35   505.56   -3.92  22.01    Acq-TO     5.75  -7.56   271.35    12.33    0.54
27-Apr-1998   American Residential
               Services Inc

16-Feb-1999 Group Maintenance America        47.59    90.97    1.70   4.41     ACQ         NA     NA    57.74    13.10    0.63
16-Feb-1999   Air Systems

11-Jan-1999 Tyco International Ltd           62.58    47.21  -15.91   5.48    Acq-TO     9.25  -2.90    67.24    12.28    1.42
16-Feb-1999   Alarmguard Holdings Inc

-------------------------------------------------------------------------------------------------------------------------------
AVERAGE TRANSACTION DATA                    $57.96   129.82   -1.53   8.21              11.00  -5.23    86.20    11.12    0.79
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
SMALL TRANSACTION (<$50MM) DATA             $34.46    54.08    2.85   4.22                              37.70     9.87    0.69
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
PROPOSED FIRECOM TRANSACTION DATA @
$0.80 PER SHARE                             $ 2.96    20.58    1.20   1.64   Acq-MBO     0.80     NA     3.21     5.71    0.46
-------------------------------------------------------------------------------------------------------------------------------

All Shares                                              11,869,398
Buyout Shares                                            3,703,252
Sales per Share                                               1.73

BURNHAM SECURITIES - CONFIDENTIAL

VALUATION SUMMARY

Based on our analysis of the range of valuations derived from the preceding four methods (Market Multiple Analysis, Stock Buy-back Multiple Analysis, Discounted Cash Flow Analysis, and Comparable Transactions Analysis), we arrived at a valuation range of $0.49 to $0.95 per share.

After arriving at our valuations, each estimate was weighted according to its relative importance. The following weights were applied for each method: Market Multiple 30%, Stock Buy-back Multiple - 30%, Discounted Cash Flow - 20%, and Comparable Transactions Multiple - 20%.

BURNHAM SECURITIES - CONFIDENTIAL

                                                        ---------------------------------
                                                                FIRECOM, INC.
                                                            VALUATION ANALYSIS SUMMARY
                                                          VALUATION DATE: MARCH 23, 2001
                                                               ($ IN MILLIONS)
                                                        ---------------------------------

                                                        ---------------------------------
                                                                  VALUATION
                                                        ---------------------------------

                                                          ESTIMATED     WEIGHTED           RANGE
BASED ON THE METHODS:                        WEIGHTS      VALUATION     VALUATION      HIGH       LOW
---------------------                      -------------------------------------------------------------
  MARKET MULTIPLES                             30.0%         $7.7          $2.3       $10.7        $1.2

  DISCOUNTED FREE CASH FLOWS                   20.0%         $9.1          $1.8        $9.1        $9.1

  STOCK BUY-BACKS                              30.0%         $8.2          $2.5       $10.5        $3.2

  COMPARABLE TRANSACTIONS                      20.0%        $14.4          $2.9       $15.3       $13.2
                                                                       ----------
  ESTIMATED WEIGHTED AVERAGE VALUATION                                     $9.4       $11.4        $6.7
                                                                       ----------

--------------------------------------------------------------------------------------------------------
  ----------------------------------------------------------------------------
  SUMMARY -- VALUATIONS PER SHARE (BASED ON 11.87 MILLION SHARES OUTSTANDING):
  ----------------------------------------------------------------------------

  MARKET MULTIPLES                                                        $0.65        0.90        0.10

  DISCOUNTED FREE CASH FLOWS                                              $0.76        0.76        0.76

  STOCK BUY-BACKS                                                         $0.69        0.88        0.27

  COMPARABLE TRANSACTIONS                                                 $1.21        1.29        1.11

  ESTIMATED WEIGHTED AVERAGE VALUATION                                    $0.80        0.95        0.49

BURNHAM SECURITIES - CONFIDENTIAL
KEY CONSIDERATIONS AND CONCLUSION

Following a frustrating, but successful proxy fight in 1991, Firecom's current Chairman and CEO was able to establish coalitions with other, large shareholders. Presently, they control approximately 68% of the 11.9 million fully-diluted outstanding shares of the Company. Together they are tendering for all of the shares they do not own and plan to use corporate cash on hand and available bank lines, if necessary, to pay for the tendered shares.

In the ten years that Paul Mendez has shepherded the affairs of Firecom, the Company has maintained its pre-eminence in the NYC market for commercial fire alarm systems. During the past decade, Mendez reinstated a Research and Development budget, introduced the Life Safety Net 2000 product that is fully compliant with UL standards, and witnessed an industry consolidation that has included most every participant, except Firecom. Currently, the competitive environment is intense from every obvious perspective and is impacted by nuances in the New York City commercial real estate market, as well.

The Company's endeavors to expand beyond New York have been lackluster, if not disappointing. At one point Firecom had entered distribution agreements with 70 distributors nationwide. Excepting Chicago, Detroit, and Florida all those agreements have been terminated. In 1999, a west coast distributor secured two high profile awards: the Staples Center in Los Angeles and Ocean Towers in Santa Monica. Both jobs required Firecom to transport many of its New York employees to California for months in order to complete the work. Litigation was initiated by the California distributor that will be adjudicated in the courts in a year or two. In 2000, Firecom acquired a Minneapolis contractor in anticipation of being awarded the Convention Center project. When that award did not materialize, the Company closed down the contractor, writing off $210,000. While Firecom does have a San Francisco presence, it had to let go many employees originally hired. We were informed that this office continues to lose money monthly.

While we believe that Firecom's desire to diversify geographically may succeed, to date its efforts have not materialized. Furthermore, the predominance of the large multinational competitors will not make Firecom's efforts any easier, either nationally or in New York City.

On three occasions (1995, 1997 and 1998), since Mr. Mendez took control of Firecom, there were opportunities to purchase stock for the treasury from holders of large blocks. These were purchased in unrelated transactions, negotiated at arms-length and supported by fairness opinions issued by a qualified investment bank. At the time of the respective transactions, both were consistent with the valuation measures being offered to the public shareholders in the Proposed Transaction.

These transactions served to decrease the public float of Firecom by 5.5 million adjusted shares (32%). The value of Firecom's public float just prior to the announcement of the Mendez tender was $1.6 million. Notwithstanding the merits of owning stock in quality small cap companies, the major markets are dominated by institutional investors that require liquidity as a primary essential to stock selection. With such a limited value of Firecom's common stock in the public float, the Company is unlikely to attract the attention of high profile investors. Conceivably, Firecom could succumb to an acquisition offer from a larger competitor. To the best of our inquiries, Firecom has never been

BURNHAM SECURITIES - CONFIDENTIAL

contacted by, nor has Firecom management contacted, a larger competitor seeking merger or acquisition. Furthermore, were such a hypothetical offer to materialize and contain current valuation metrics, we do not believe the purchase price would exceed that which is being offered the public shareholders.

Immediately prior to the announcement by the Purchaser to acquire all outstanding shares of Firecom at $0.70, the common stock was trading at $0.44, a 37% discount from the initial tender price. Reciprocally stated, the initial tender price represented a 59% premium to the last sale of Firecom stock prior to the announcement. Subsequent to negotiations between the Independent Committee and the Purchaser, a payment of $ 0.80 per share was agreed upon between the parties. This negotiated price represents an 82% premium over the last price at which Firecom traded prior to the initial announcement.

Taking into account the following factors:

     o    our analyses of publicly available information concerning Firecom;
     o our analyses of financial and operating information and projected budgets and backlog provided to us by the management of Firecom;
     o    our analyses of the trading history of the common stock of Firecom;
     o our analysis of public companies we deem to be comparable with Firecom;
     o our analyses of publicly announced and closed transactions that we deem to be comparable with the Proposed Transaction;
     o our analyses of two acquisitions closed by Firecom of companies located in Minneapolis and San Francisco;
     o    the financial models used to value the Proposed Transaction;
     o our review of a 1999 Limited Appraisal in narrative summary format of the Company's Fee Simple Estate at 39-27 59th Street, Woodside, N.Y.;
     o our review of the 13D describing the Purchaser's intention to acquire all the outstanding shares of Firecom not presently owned, and our considerations of the initial proposal to pay $0.70 per share;
     o    our review of the company's 8-K filed 1/25/01;
     o our review of prior purchases by Firecom of stock owned by unaffiliated investors;
     o    the historical trading history of the common stock of Firecom;
     o our review of the Merger Agreement and certain related documents as they became available;
     o our discussions with the management of Firecom at the company's headquarters in Woodside, New York;
     o our considerations of the competitive nature of Firecom's business and the dearth of interest from other companies in acquiring Firecom.

We conclude that the consideration to be received by the shareholders of Firecom in the Proposed Transaction is fair from a financial point of view.

BURNHAM SECURITIES - CONFIDENTIAL

STOCK TRADING HISTORY

We have analyzed the trading history over the last three years. During the four week period from March 3, 2000 to March 24, 2000 Firecom's stock jumped from its average 2 month closing price of $0.66 to a high of $1.10 on March 17, 2000. We believe this was an aberration and was influenced by an artificial boost in the stock of a Firecom competitor, namely Firetector. As reported in The New York
                                                                 ------------
Times Magazine (February 25, 2001), Firetector's stock was part of an illegal
--------------
"pump and dump" scheme by a high school student from New Jersey, who has since been convicted. We suspect this activity affected Firecom's stock during the month of March 2000.

Furthermore, the stock market, in general, and the "dot com" stocks in particular reached bull market highs in the late winter of 2000. We also suspect that the stock of Firecom could have been purchased by day traders unfamiliar with the Company's business who were attracted by the last three letters of the Company's name.